Exhibit 99.1

Ault Global Holdings’ Subsidiary BitNile Enters into Partnership with Bitmain

BitNile Becomes One of Only Five Bitcoin Miners Worldwide Honored by Bitmain to Acquire the New Environmentally Friendly S19XP Antminers Featuring 140 TH/s Processing Power

Las Vegas, NV, November 10, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW), a diversified holding company (the “Company”), announced today that its subsidiary, BitNile, Inc. (“BitNile”), has entered into a partnership with Bitmain, Inc. (“Bitmain”), with the acquisition of Bitmain’s first environmentally friendly S19XP Antminers that feature a processing power of 140 terahashes per second (TH/s) with an energy consumption of 3.1 kilowatt-hours (kWh). The S19XP Antminer is faster and requires less energy than do BitNile’s current miners, providing approximately 40% more processing power while using approximately the same amount of power. The agreement was finalized today at the World Digital Mining Summit 2021, which is hosted by Bitmain and held in Dubai. BitNile is one of only five companies worldwide authorized to acquire and deploy this disruptive technology from Bitmain, the world’s leading manufacturer and producer in the digital mining sector. The installation of these environmentally friendly Antminers at BitNile’s state-of-the-art Michigan Data Center will result in a significant increase in BitNile’s Bitcoin mining capabilities and future revenues. The Company intends to provide the expected delivery schedule of the new S19XP Antminers and an update on its revenue forecast for 2022 and 2023 on or about December 20, 2021. This partnership, including the acquisition of the S19XP Antminers, brings BitNile substantially closer to its previously stated goal of possessing 20,000 miners and becoming one of the top 10 publicly traded Bitcoin miners in the United States. BitNile is striving to be environmentally conscious as it expands its mining operations and today’s announcement is a significant milestone towards BitNile’s long-term goal of achieving a carbon-neutral operational footprint in its mining operations.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “Ault Global is undergoing a sea change in its capital allocation strategy to recognize the present generational opportunity in cryptocurrency. We believe Bitcoin mining to be a fundamental pillar of the digital currency ecosystem and we intend to be a key contributor to help build a borderless, decentralized and environmentally conscious economic future.”

William B. Horne, the Company’s Chief Executive Officer, added, “Shifting a substantial amount of our capital to focus on cryptocurrencies is consistent with the Company’s mission of investing in undervalued assets and disruptive technologies. There is no greater technological disruption today than what is happening in digital currencies centered around Bitcoin and decentralized finance. These initiatives set the table for the Company to build on a truly unique partnership with Bitmain, which is recognized as the global leader in cryptocurrency mining and technology.”

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings with the SEC and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235